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                                                                   EXHIBIT 10.49

                              AMENDED AND RESTATED
                      AMENDMENT AND SUPPLEMENTAL AGREEMENT

         This Amended and Restated Amendment and Supplemental Agreement dated as of January 1, 1997 is entered into between Baldwin Piano & Organ Company ("Baldwin"), with its principal office at 422 Wards Corner Road, Loveland, Ohio 45140-8390, and GeneralMusic S.p.A., with its principal office at Via Delle Rose 12, 47048 S. Giovanni in Marignano (FO) Italy ("GM"), and supersedes and replaces in its entirety that Amendment and Supplemental Agreement dated as of December 31, 1996 between Baldwin and GM.

                              W I T N E S S E T H

         WHEREAS, Baldwin and GM are party to that certain Distribution Agreement effective as of July 1, 1995 (the "Distribution Agreement"), pursuant to which Baldwin became the exclusive distributor in the Territory of certain electronic musical instruments and products manufactured by GM; and

         WHEREAS, Baldwin and GM mutually desire to continue and expand their business relationship as established under the Distribution Agreement and to clarify and modify certain aspects of that relationship as set forth in this Amended and Restated Amendment and Supplemental Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, Baldwin and GM agree as follows

         1. Definitions. All capitalized terms used herein and not expressly defined herein have the meaning ascribed to such terms in the Distribution Agreement.

         2. Inventory Repurchase. GM acknowledges that Baldwin has purchased quantities of certain Products in excess of the amounts that Baldwin reasonably expects to sell on a current basis. Baldwin and GM have reviewed such inventories and agree that no later than January 6, 1997 Baldwin shall provide GM with a written list of the exact quantities of Products that constitute excess inventory (the "Excess Inventory"), which list shall contain the serial numbers, models and the standard cost value purchase price that Baldwin paid GM for each such item. In order to facilitate Baldwin's capacity to purchase quantities of other Products for which there is greater current customer demand, GM hereby agrees to purchase from Baldwin effective as of December 31, 1996 the Excess Inventory at the same purchase price that Baldwin paid GM for such Products, not to exceed $2.20 million in the aggregate. The amount due to Baldwin for such Excess Inventory shall be payable pursuant to the terms of a promissory note (in the form of Exhibit A hereto) issued by GM in favor of Baldwin having a principal amount equal to the purchase price of the Excess

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Inventory (the "Inventory Note"). The Inventory Note shall have a term of 12 months and shall be non-interest bearing. Upon any repurchases by Baldwin of Products constituting Excess Inventory, the amount of the Inventory Note immediately shall be reduced by the purchase price of such Products. No less frequently than monthly (or on such other periodic basis as GM may reasonably request), Baldwin shall provide GM with a reconciliation statement reflecting all items of Excess Inventory repurchased by Baldwin and the items of Excess Inventory remaining to be repurchased. Baldwin agrees to use its good faith best efforts to repurchase the Products constituting Excess Inventory prior to the maturity of the Inventory Note and to repurchase such Products prior to ordering additional Products of the same model pursuant to any new purchase orders issued by Baldwin to GM. Any amount remaining outstanding under the Inventory Note as of its maturity date shall, at GM's option, (a) be paid in cash ($U.S. dollars) by GM to Baldwin, (b) be satisfied by the return to Baldwin of all items constituting Excess Inventory which have not previously been repurchased by Baldwin, or (c) be satisfied through a combination of the payment methods specified in the foregoing clauses (a) and (b) in such respective amounts as mutually agreed upon by Baldwin and GM.

         3. 1996 Year-End Purchases. Baldwin and GM agree that for all purchases of Products by Baldwin from GM made during the period September 1, 1996 through December 31, 1996, Baldwin shall pay the purchase price within 180 days of the date of purchase (i.e. the date on which the Products were shipped from Italy), with interest payable at the rate of 7% per annum commencing on the thirtieth day after the purchase. Such payment shall be secured by an irrevocable letter of credit in such amount issued by a financial institution reasonably acceptable to GM on the date that Baldwin makes such purchases. The letter of credit shall be in full force and effect for a period of at least 190 days from its issuance and shall provide that GM may draw upon it on and after any date that Baldwin does not timely make a required payment of purchase price.

         4. Consignment. Baldwin and GM agree that beginning January 1, 1997, GM shall ship all Products ordered by Baldwin after January 1, 1997 to Baldwin on a consignment basis. Such Products shall be shipped directly from GM to Baldwin and GM shall invoice its importer, GeneralMusic Chicago ("GM Chicago"). GM Chicago shall in turn invoice Baldwin for such Products, collect the payments made by Baldwin (at the times required by and on the terms set forth in this Section 4) and then remit such payments to GM. In addition, all Products constituting Excess Inventory shall be held by Baldwin on consignment. For all Products held by Baldwin on consignment (except for the Excess Inventory), Baldwin shall pay GM an inventory service fee of 8% per annum. Such fee shall be calculated on a monthly basis (0.67% per month) based on the purchase price of consigned Products held by Baldwin on the first business day of each month and shall be payable to GM ten days thereafter. Baldwin shall conduct a physical inventory of all consigned Products on the first business day of each month and up to two designated representatives of GM may participate, if GM so desires. Based upon such physical inventory, Baldwin shall be deemed to have purchased all Products that have been removed from inventory since the previous month's physical inventory and Baldwin shall be required to pay GM the purchase price for such Products. Furthermore, Baldwin agrees to purchase from GM any Products that have been consigned to Baldwin and remain in consignment inventory in excess of twelve months. All such

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purchases shall be at the agreed upon purchase price pursuant to the prices in effect pursuant to the Distribution Agreement at the time of shipment of such Products to Baldwin. Each payment of purchase price that becomes payable pursuant to this Section 4 shall be payable within 30 days of the monthly physical inventory to which it relates.

         5. Consignment Letter of Credit. At all times that Baldwin holds Products on consignment from GM, Baldwin shall maintain an irrevocable letter of credit issued by a financial institution reasonably acceptable to GM. The amount of such letter of credit shall equal the purchase price of all consigned Products (except for the Excess Inventory), adjusted on a monthly basis reflecting the results of the most recent physical inventory of consigned Products. The letter of credit shall provide that either GM or GM Chicago may execute and draw upon it on and after any date that Baldwin does not timely make a required payment of purchase price to the extent of any such unpaid purchase price.

         6. Warehouse Space; Storage and Signage for Consigned Inventory. Baldwin shall hold all consigned Products in Baldwin's warehouse facilities in Greenwood, Mississippi or other mutually agreed upon facilities at no cost or risk to GM. Baldwin shall maintain insurance on all such Products consistent with the amount and type of insurance that Baldwin maintains on its non-consigned inventories of Baldwin products. In no event shall the amount of such insurance be less than the purchase price of the consigned Products and Baldwin shall designate GM as an additional insured and loss payee on such insurance. Baldwin shall be responsible for all warehouse management and handling of consigned Products, at Baldwin's expense. Baldwin shall warehouse all consigned Products separate from any and all other Products purchased by Baldwin from GM and not consigned to Baldwin, and separate from any and all other instruments and items either manufactured by Baldwin or sold to Baldwin by any third party. Baldwin shall further place appropriate signage in all such segregated areas in its warehouse where consigned Products may be located, which signage shall clearly indicate that the Products in those areas are held by Baldwin on consignment from GM. From time to time, designated GM representatives shall have the right to inspect such warehouse facilities, procedures and the consigned Products themselves during normal business hours upon reasonable advance notice to Baldwin. All Products shall be shipped F.O.B. Baldwin warehouse.

         7. Effective Date. This Amended and Restated Amendment and Supplemental Agreement shall be effective as of December 31, 1996 upon the execution hereof by both Baldwin and GM.

         8. Continuing Agreement. Other than as set forth in this Amended and Restated Amendment and Supplemental Agreement, the terms and conditions of the Distribution Agreement shall remain in full force and effect. To the extent that any ambiguity or conflict arises in the interpretation of the Distribution Agreement and this Amended and Restated Amendment and Supplemental Agreement, the terms and conditions of this Amended and Restated Amendment and Supplemental Agreement shall control.

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         9. Governing Law. The validity, construction and performance of this
Amended and Restated Amendment and Supplemental Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Amendment and Supplemental Agreement as of the date set forth above.

                                          BALDWIN PIANO & ORGAN COMPANY

                                          /s/ STEPHEN P. BROCK

                                          BY:   Stephen P. Brock
                                              -----------------------------
                                          TITLE: Senior Vice President
                                                 --------------------------


                                          GENERALMUSIC S.p.A.

                                          /s/ M. GALANTI

                                          BY:   M. Galanti
                                              -----------------------------
                                          TITLE: Managing Director
                                                 --------------------------

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